Exhibit 3.2

FORM 5

THE COMPANIES ACT OF BARBADOS

(Sections 33 and 203)

FORM OF

ARTICLES OF AMENDMENT

Name of Company:	Company No:

FIRSTCARIBBEAN INTERNATIONAL BANK LIMITED	8521

SCHEDULE I

2.             The classes and maximum number of shares the Company is authorised to issue:

The Company shall be authorised to issue:

(1)	an unlimited number of shares without nominal value of a class designated Common Shares (the “Common Shares”); and
(2)	one hundred and eighty million (180,000,000) non-cumulative redeemable preference shares without nominal value of a class designated Preference Shares (the “Preference Shares”).

DEFINITIONS AND INTERPRETATION

1.	For the purposes of this Schedule I of these Articles, capitalised terms used and not otherwise defined in this Schedule I shall have the following meanings:

“Companies Act”	means:

	(a)	the Companies Act, Cap. 308 of the laws of Barbados as from time to time amended and every statute substituted therefor, and
	(b)	the Companies Regulations made under the Companies Act and all regulations substituted therefor,

and any references in the Articles of the Company to provisions of the Companies Act or to specific provisions of the Companies Act, shall be read as references to the provisions as amended or substituted therefor in the amendment or the new statute or statutes;

Date	Signature	Title

•, 2018

“company”

includes companies, bodies corporate, limited liability companies, societies with restricted liability, partnerships (whether limited or general), firms, syndicates, joint ventures, trusts, unincorporated associations, governmental authorities and agencies, and any legal entity or any other association of persons;

“Conversion Share Price”

means the price per Common Share as declared by resolution of the Board of Directors and equal to the volume-weighted average closing price for one Common Share (converted into the United States Dollars equivalent at the prevailing rate of exchange on the date of conversion) for the eight (8) week period ending on the last trading day immediately prior to the date of conversion, based on trading (as applicable) on the Barbados Stock Exchange, the International Securities Market of the Barbados Stock Exchange and the Trinidad & Tobago Stock Exchange over such period and using such published currency conversion rates as the Board of Directors may determine;

“Financial Institutions Act”	means:

(a) the Financial Institutions Act, Cap. 324A of the laws of Barbados as from time to time amended and every statute substituted therefor, and
(b) the regulations made under the Financial Institutions Act and all regulations substituted therefor,

and any references in the Articles of the Company to provisions of the Financial Institutions Act or to specific provisions of the Financial Institutions Act, shall be read as references to the provisions as amended or substituted therefor in the amendment or the new statute or statutes;

“person”	means individuals and companies;

“Preference Dividend Rate”

means the dividend rate to be paid on Preference Shares as determined in accordance with the calculation methodology fixed by resolution of the Board of Directors at the time of first issue of Preference Shares;

“Redemption Amount”	means the amount payable on redemption of the Preference Shares;

“Redemption Date”	means the date fixed for redemption of any Preference Share;

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•, 2018

“Redemption Notice”	means notice in writing of the intention of the Company to redeem Preference Shares.

2.	Terms defined elsewhere in this Schedule I of these Articles of Amendment, unless otherwise indicated, shall have such meaning in every section herein.

3.

Unless the context clearly requires otherwise, the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Schedule I of these Articles of Amendment, shall refer to this Schedule I of these Articles of Amendment as a whole and not to any particular section or provision; references to a “section” are to a section of this Schedule I of these Articles; wherever the word “include”, “includes” or “including” is used in any provision, it shall be deemed to be followed by the words “without limitation” unless clearly indicated otherwise, or required by the Companies Act or this Schedule I of these Articles of Amendment.

4.	The singular includes the plural and the plural includes the singular; and the masculine gender includes the feminine and neuter genders.

5.

The merger or consolidation of the Company with or into another company, or the merger or consolidation of any other company with or into the Company, or the voluntary sale, conveyance, exchange or transfer (for cash, shares of capital, securities or other consideration) or other disposition of all or substantially all of the property or assets of the Company shall not be deemed to be a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

A.	COMMON SHARES

The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows.

A.1	VOTING RIGHTS:

A.1.1

The holders of the Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Company (except meetings at which the holders of a particular class of shares other than the Common Shares are entitled to vote separately as a class) (a “Annual Meeting”).

A.1.2	Each holder of Common Shares shall be entitled to exercise one vote in respect of each Common Share held by that shareholder at the date of such Annual Meeting.

Date	Signature	Title

•, 2018

A.2	DIVIDEND RIGHTS:

A.2.1

Subject to the Companies Act, the Financial Institutions Act and these Articles, the holders of the Common Shares shall be entitled to receive and the Company shall pay thereon, (but subsequent to the payment in full of any dividend declared in respect of that period on the Preference Shares, out of realised profits or surplus available for dividends), such non-cumulative dividends as the Board of Directors may from time to time declare.

A.2.2

The holders of the Common Shares shall be entitled to share in any dividend declared and paid to the holders of the Common Shares on a pro rata basis, in proportion to the number of Common Shares owned by each holder.

A.3	LIQUIDATION RIGHTS:

A.3.1

On the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Common Shares, subject to the rights of the holders of the Preference Shares, shall be entitled to share in the remaining property and assets of the Company on a pro rata basis, in proportion to the number of Common Shares owned by each holder.

A.4	CONVERSION OF COMMON SHARES REVERSE STOCK SPLIT

A.4.1.1

With effect immediately upon the issue of the Certificate of Amendment in the terms of these Articles of Amendment, every thirty (30) Common Shares issued and outstanding in the capital of the Company prior to the date of this Certificate of Amendment (the “Original Common Shares”), shall be converted into one (1) Common Share.

A.4.1.2.1

In the event that as a result of such conversion pursuant to section A.4.1.1, there are fractional shares to which a shareholder would have been entitled, such fractional shares shall not be issued and the Company shall pay to each such shareholder an amount in cash equivalent to value of such fractional shares, determined based on the Conversion Share Price.

A.4.1.2.2	All payments in respect of fractional shares shall be payable to shareholders subject to and in accordance with applicable currency control and exchange control laws.

A.4.2	Upon the conversion of the Original Common Shares into the reduced number of Common Shares in accordance with the conversion in section A.4.1.1, there

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•, 2018

shall be no reduction in the stated capital amounts maintained in respect of the Common Shares of the Company.

A.4.3

Upon conversion of the Common Shares in accordance with section A.4.1.1, the Company shall amend the share registers of the Company to reflect the issue to the holders of the Original Common Shares of such number of Common Shares to which they are respectively entitled, arising from such conversion.

A.4.4

Immediately upon conversion of the Common Shares in accordance with section A.4.1.1, the Company shall give written notice to each shareholder and shall require each shareholder to deliver all share certificates representing the Common Shares for cancellation. Notwithstanding any default or delay in delivery, the Company shall deliver new certificates in respect of the Common Shares to which each shareholder is entitled, arising from such conversion and any and all share certificates held prior to the date of conversion shall be deemed to have been cancelled.

A.5	CONVERSION OF NON-VOTING CLASS A SHARES

A.5.1

With effect immediately upon the issue of the Certificate of Amendment in the terms of these Articles of Amendment, every share of the class of shares designated Non-Voting Class A Shares as authorised prior to the date of this Certificate of Amendment (the “Original Non-Voting Class A Shares”), issued and outstanding in the capital of the Company shall be converted into Common Shares of the Company.

A.5.2

Upon conversion of the Original Non-Voting Class A Shares into Common Shares in accordance with section A.5.1, the whole of the aggregate of the stated capital amounts maintained in respect of the Original Non-Voting Class A Shares of the Company, shall be transferred, credited and added to the stated capital account maintained in respect of the Common Shares of the Company.

A.5.3

Upon conversion of the Original Non-Voting Class A Shares into Common Shares in accordance with section A.5.1, the Company shall amend the share registers of the Company to reflect the issue to the former holders of the Original Non-Voting Class A Shares of such number of Common Shares to which they are respectively entitled, arising from such conversion.

A.5.4

Immediately upon conversion of the Original Non-Voting Class A Shares into Common Shares in accordance with section A.5.1, the Company shall give written notice to the former holders of the Original Non-Voting Class A Shares

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•, 2018

of such conversion, and shall require the former holders of the Original Non-Voting Class A Shares to deliver all share certificates representing the Original Non-Voting Class A Shares for cancellation, and shall upon receipt thereof deliver new certificates in respect of the Common Shares to which they are respectively entitled, arising from such conversion and any and all share certificates held prior to the date of conversion shall be deemed to have been cancelled.

B.	PREFERENCE SHARES

The rights, privileges, restrictions and conditions attaching to the Preference Shares are as follows.

B.1	VOTING RIGHTS:

B.1.1.1

Except as required by law or pursuant to sections B.1.1.2 or B.1.2.1, the holders of the Preference Shares shall not, as such, be entitled to receive notice of or to attend any Annual Meeting of the Company or to vote at any Annual Meeting.

B.1.1.2

In addition to the rights of the holders of the Preference Shares to vote as a class as required by law, the holders of the Preference Shares shall be entitled to receive notice of and to attend and to vote at any Annual Meeting called for the purpose of authorising the liquidation, dissolution or winding up of the Company or the sale, lease or exchange of all or substantially all of the property of the Company.

B.1.1.3

If the holders of the Preference Shares shall be entitled to receive notice of and to attend, and to vote at, any Annual Meeting either as required by law or under sections B.1.1.2 or B.1.2.1, each holder of Preference Shares shall be entitled to exercise one vote in respect of each Preference Share held by that shareholder at the date of such Annual Meeting.

B.1.2.1	In addition to the authorisation by special resolution, the holders of the Preference Shares as a class shall be entitled to vote separately as a class upon a proposal to amend the Articles:

(a)

to increase or decrease any maximum number of authorised Preference Shares, or to increase any maximum number of authorised shares of a class having rights or privileges equal or superior to the Preference Shares;

(b) to effect an exchange, reclassification or cancellation of all or any part of the Preference Shares;
(c) to add, change or remove the rights, privileges, restrictions or conditions attaching to the Preference Shares, and in particular, to: (i) remove or

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•, 2018

change prejudicially rights to dividends; (ii)  add, remove or change redemption rights prejudicially; (iii)  reduce or remove the dividend or liquidation preference attaching to the Preference Shares; or (iv)  add, remove or change prejudicially conversion privileges, options, voting, transfer or pre-emptive rights, or rights to acquire shares or debentures of the Company or another company or sinking fund provisions;

	(d)	to increase the rights or privileges of any class of shares having rights or privileges equal or superior to the Preference Shares;
	(e)	to create a new class of shares equal or superior to the Preference Shares;
	(f)	to make any class of shares having rights or privileges inferior to the Preference Shares equal or superior to the Preference Shares;
	(g)	to effect an exchange or to create a right of exchange of all or a part of the shares of another class into Preference Shares; or
	(h)	to constrain the issue or transfer of Preference Shares or to extend or remove the constraint;

or to vary the methodology used in the calculation of the Preference Dividend Rate; and no such action may be made by the Company without, but may be made with, the authorisation of the holders of the Preference Shares.

B.1.3.1	The authorisation of the holders of the Preference Shares may be given by a resolution:

	(a)	signed by all of the holders of Preference Shares; or
(b)

passed by the affirmative vote of at least two thirds (2/3) majority of the votes cast at a meeting of the holders of the outstanding Preference Shares duly called for that purpose upon at least twenty-one (21) days’ notice.

B.1.3.2	Subject to the foregoing, every such meeting of the holders of the outstanding Preference Shares shall be called and held in accordance with the by-laws of the Company.

B.2	DIVIDEND RIGHTS:

B.2.1.1

Subject to the Companies Act, the Financial Institutions Act and these Articles, and in accordance with sections B.2.1.2 to B.2.1.3 inclusive, the holders of the Preference Shares shall be entitled to receive, and the Company shall pay thereon in United States Dollars, in respect of each financial year of the Company, out of realised profits or surplus of the Company available for dividends and determined by resolution of the Board of Directors to be distributed, a non-cumulative preferential dividend calculated at the Preference Dividend Rate of US$1.00 for each Preference Share held by them respectively.

B.2.1.2	Dividends shall be payable on the Preference Shares half yearly in arrears in

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•, 2018

two equal instalments on June 1 and December 1 or if such date is not a business day on the next following business day (a “Dividend Payment Date”) in each year in respect of the two financial quarters preceding those dates. The first such payment shall be made on the first Dividend Payment Date after their issue in respect of the period from the date of issue of the Preference Shares concerned until such first Dividend Payment Date. Dividends shall be paid to the holders of the Preference Shares whose names appear on the register on the record date fixed by the Board of Directors before the relevant dividend payment date.

B.2.1.3

The Preference Shares shall carry no further right to participate in the profits of the Company and, if and to the extent that any dividend or part thereof is on any occasion not paid, the holders of such shares shall have no claim in respect of such non-payment.

B.2.2

The holders of the Preference Shares shall be entitled to receive dividends in priority to any payment of dividends on any other class of shares in the Company and no dividend shall be paid on any other class of shares in the Company in respect of each successive period ending on a Dividend Payment Date unless a dividend has been declared and paid on the Preference Shares in respect of such period.

B.3	LIQUIDATION RIGHTS:

B.3.1

On the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Preference Shares shall be entitled to receive an amount equal to the aggregate of US$1.00 for each Preference Share together with a sum equal to any arrears of the dividend (if it is declared) payable on such share calculated from the latest Dividend Payment Date up to and including the date of the commencement of the liquidation, dissolution or winding up.

B.3.2	After payment of the amount referred to in section B.3.1, the holders of the Preference Shares shall not be entitled to any further participation in the profits or assets of the Company.

B.3.3

The holders of the Preference Shares shall be entitled to receive the amount referred to in section B.3.1 in priority to any distribution of the remaining property and assets of the Company to the holders of the Common Shares.

Date	Signature	Title

•, 2018

B.4	REDEMPTION RIGHTS:

B.4.1

Subject to the Company obtaining all necessary regulatory permissions or consents required under all applicable laws in respect thereof (including, but not limited to, the approval of the Minister of Finance acting through the Central Bank of Barbados), the Company may, upon giving notice as hereinafter provided, redeem the whole or any part of the Preference Shares on payment in United States Dollars of an amount equal to the aggregate of US$1.00 for each Preference Share together with a sum equal to any arrears of the dividend (if it is declared) payable on such share calculated from the latest Dividend Payment Date up to and including the Redemption Date.

B.4.2	At least fifteen (15) days prior to the Redemption Date, the Company shall give a Redemption Notice to each person who at the date of mailing is a holder of the Preference Shares to be redeemed.

B.4.3

Each Redemption Notice shall state the Redemption Date, the place or places of redemption, the number of Preference Shares of that shareholder to be redeemed and the method of payment of the Redemption Amount.

B.4.4

On the Redemption Notice being duly given by the Company, on or before the Redemption Date the Redemption Amount shall be deposited with any trust company or licensed bank in Barbados or elsewhere, as specified in the Redemption Notice. The holders of the Preference Shares shall thereafter have no right of action or claim against the Company in respect of the Preference Shares or the payment of the Redemption Amount except, upon the surrender of the certificates representing such Preference Shares, to receive payment for them out of the amounts so deposited.

B.4.5

The certificates representing the Preference Shares to be redeemed shall be void as of the Redemption Date except to obtain payment of the Redemption Amount. Without limiting the foregoing, upon delivery to the holders of the Preference Shares of the Redemption Amount in respect of each and every Preference Share being redeemed, all rights of the holders of Preference Shares in respect of the Preference Shares called for redemption shall terminate.

B.4.6	If only part of the Preference Shares represented by any certificate is to be redeemed, a new certificate for the balance shall be issued at the expense of the Company.

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•, 2018

C.	GENERAL

C.1	No dividend shall be paid on any shares of any class in the capital of the Company if and to the extent that:

	(a)	there are reasonable grounds for believing that the Company is, or would after the payment be, unable to pay its liabilities as they become due;
	(b)	there are reasonable grounds for believing that the realisable value of the Company’s assets would after the payment be less than the aggregate of its liabilities and stated capital of all classes;
(c)

there are reasonable grounds for believing that the value of the net assets of the Company would after the payment be less than that which is required by any applicable law or under the terms of any licence, or otherwise as required by any governmental authority for the conduct of the business of the Company; or

(d)

there are reasonable grounds for believing that the Company would be in breach of the capital adequacy ratios prescribed by any applicable banking regulatory authority and required to be maintained by (i) the Company (on a non-consolidated basis) and (ii) the Company and all of its banking subsidiaries (on a consolidated basis).

Date	Signature	Title

•, 2018